Exhibit 99.1

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	March 30, 2020
Contact: Becky Coleridge 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

THE COLUMBUS, OH MSA

Holmdel, New Jersey…. March 30, 2020……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 153,000 square foot industrial building located at 747 Mill Park Drive, Lancaster, OH at a purchase price of $17,874,148. The property is net-leased for 10 years to Magna Seating of America, Inc., a division of Magna International. The building is situated on approximately 24.5 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to add Magna to our all-star tenant roster. Reflecting the mission-critical nature of this project to both Magna and the Columbus economy, Vice-President Mike Pence attended the groundbreaking ceremony of this development on July 30th. We are very fortunate to have in Monmouth a company with a balance sheet and business model that can not only withstand these turbulent periods but can perform well throughout. We look forward to reporting additional high-quality acquisitions during the year.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 116 properties, containing a total of approximately 23 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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